Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-173459 on Form S-4 of our report dated March 11, 2011 relating to the consolidated financial statements and consolidated financial statement schedule of Sears Holdings Corporation and subsidiaries, and the effectiveness of Sears Holdings Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sears Holdings Corporation for the year ended January 29, 2011, and to the references to us under the headings “Selected Financial Data” and “Experts” in the Prospectus, which is part of such Registration Statement.

/s/Deloitte & Touche LLP

Chicago, Illinois

July 25, 2011